Exhibit 10.19

                       Healthcare Quality Solutions, Inc.

            Information Management and Operations Services Agreement

         This Agreement is entered into as of February 24, 2003 (the "Effective Date") by and between Healthcare Quality Solutions, Inc., (hereinafter "HQS") a Florida corporation with a principal place of business at 200 South Hoover Boulevard, Building 205, Tampa FL 33607, and Amedisys, Inc., (hereinafter "AMEDISYS") with a principal place of business at 11100 Mead Road, Suite 300, Baton Rouge, LA 70816.

1.  HQS Service

     1.1. Service Access. HQS shall permit AMEDISYS, under the terms and conditions specified herein, to access and to use, on a non-exclusive basis, the HQS Services defined and contracted on the attached Service Exhibits (the "Service"). The Service is a HQS-hosted, Internet accessed, multi-user, post-acute health care information system that permits AMEDISYS to accomplish certain information management functions, as described in the Service Exhibits. Prior to allowing access to and use of the Service by AMEDISYS, AMEDISYS shall agree to abide by the terms and conditions of this Information Management and Operations Services Agreement ("AMEDISYS Agreement").

     1.2. Service Modifications. From time-to-time HQS may modify the Services specified in the Service Exhibits. In addition, HQS may offer to the market new or enhanced products and services that AMEDISYS may choose to use. In the event that Amedisys chooses to use these new and enhanced products and services they will be defined and contracted for on Service Exhibits that will be attached to and made part of this Agreement. HQS reserves the right to revise the prices for these modified, enhanced or new products and services. Such changes, if any, will be announced 30 days prior to their effective date and will be incorporated into Exhibit A, the "HQS Data Services Pricing Schedule." In no event shall any revision to the prices for these modified or enhanced products and services exceed 5% of the previous AMEDISYS contract amount in any given calendar year.

     1.3. Equipment. The Service shall be accessible from remote personal computers and/or servers, and other access devices subject to HQS' Service and prior written consent and system compatibility. AMEDISYS shall be responsible for all charges associated with connecting to the Service and Amedisys shall be responsible for purchasing, installing, configuring and maintaining all equipment and software necessary to access and use the Service (collectively, the "Equipment"). HQS will provide AMEDISYS with a list of the specifications and Equipment recommended for accessing the Service, which AMEDISYS is responsible for implementing. In no event, however, shall such lists be considered an endorsement or warranty by HQS of any Equipment. HQS shall not be responsible for any Equipment or other products or services ordered or used by AMEDISYS acquired from any third party. HQS further agrees to provide training on the server configuration, application and system software and appropriate settings for each, in addition to third party vendors. HQS further agrees to provide a current system architecture document detailing server configurations and a current application infrastructure document detailing the application software components. HQS agrees to present this information to AMEDISYS and be available for questions and answers relative to these documents.

     1.4. Service Servers. The Service servers shall remain the property of HQS and shall not be required to be dedicated to serve AMEDISYS or any or any other person or entity exclusively. HQS has partnered with Qwest Communications and has located these servers in an off-site hosting facility (Qwest CyberCenter) that provides:

                  (a) Disaster resiliency (b) Power redundancy (c) Redundant Internet access (d) Fire detection and suppression


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                  (e) Environmental control (f) 24x7 system and monitoring and management (g) 24x7 security guards (h) Indoor and outdoor surveillance cameras

In addition to the above the application components are architected to maximize system uptime through built in redundancy and independence throughout the application infrastructure. Redundant hardware for key application components is available to minimize downtime in the event of failure.

HQS agrees to provide similar attributes in the event that a different hosting vendor is selected.

     1.5. License. In order to permit access to and use of the Service by AMEDISYS, HQS shall permit AMEDISYS access to and use of the Service and the authorized data associated with the Service to the extent necessary to perform the tasks contemplated in this Agreement under the terms and conditions contemplated in this Agreement.

     1.6. Connections. HQS shall maintain the connection of its servers with the Internet through a reputable Internet connection provider to permit appropriate, reliable and redundant Internet access. HQS shall not be responsible for the function, performance or condition of any equipment, software, data or communication line outside of the HQS servers, except as may be a consequence of not having said access provided through a reputable Internet service provider. AMEDISYS shall, at AMEDISYS sole expense, set up a relationship between AMEDISYS and a reputable Internet connection provider in order to permit appropriate Internet access to the Service for the Equipment. HQS shall not be responsible for maintaining or paying for that relationship or for maintaining any connection between AMEDISYS and the Internet.

     1.7. Help Desk. HQS shall maintain a help desk (the "Help Desk") that shall provide telephone advice and guidance for AMEDISYS, as defined in HQS support policy (the "HQS Support Policy")(See Appendix 1.7 for the current version) concerning the effective use of the Service. The Help Desk is designed to provide assistance on matters that are specific to the Service and not on more general matters such as computers, printers, networks, computer programming, use of third-party software, use of the Internet or use of computers generally. HQS may, in HQS sole discretion on a case-by-case basis and subject to additional service charges as defined in the HQS Support Policy, also provide telephone advice and guidance concerning these more general matters.

     1.8. Use of the Service. Except as expressly provided in this Agreement, AMEDISYS shall not be entitled to license, sell, assign, rent, loan, distribute or otherwise make the Service available for use by itself or through any other party. In no event shall AMEDISYS copy, alter, reverse engineer, decompile, disassemble, re-engineer or otherwise attempt to discover the source code or the structural framework of the Service or its Software except as provided in the Escrow Agreement between the parties to be executed within 30 days of the effective date of this Agreement.

     1.9. Billing for Services and Accounts Receivable. HQS shall invoice AMEDISYS in accordance with the AMEDISYS Agreement, the HQS Data Services Pricing Schedule, or as amended by AMEDISYS per Paragraph 1.2, and HQS accounting policies in effect at the time. HQS reserve the right to restrict Service to AMEDISYS if AMEDISYS is in default of AMEDISYS Agreement.

     1.10. Education. HQS shall provide education services in the effective use of the Service and the entry and recovery of data using the Service. If AMEDISYS requires that any individuals receive additional education, HQS shall schedule such education consistent with HQS other business commitments and shall charge for such education as an additional service as set forth in Section 4 below.

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2. GENERAL COOPERATION

HQS and AMEDISYS jointly recognize that the achievement and performance of HQS respective duties and responsibilities under this Agreement and the proper and full function of the Service require cooperation and coordination between the parties. HQS and AMEDISYS shall each designate a representative who shall be reasonably available during AMEDISYS regular office hours to confer together in order to promote the efficient performance of this Agreement and to promote clear communication between the parties regarding that performance. Each party shall promptly report to the other any Service, equipment or software malfunction, error, breakage or security breach that involves AMEDISYS or AMEDISYS data that AMEDISYS detects or that AMEDISYS believes is imminent or is likely to have occurred as it relates to the Service or the use thereof.

3. DUTIES AND RESPONSIBILITIES

        3.1. DUTIES AND RESPONSIBILITIES OF AMEDISYS

                3.1.1 Information, AMEDISYS shall provide HQS with complete, accurate and timely information needed to permit HQS to provide the services contemplated in this Agreement and the attached Service Exhibits.

                           (a) AMEDISYS shall promptly enter into the Service all information necessary to populate the appropriate Service forms and/or screens; and

                           (b) AMEDISYS shall code and record all patient services in conformity with all applicable statutory and regulatory requirements, and AMEDISYS shall enter all patient data changes into the Service.

     3.1.2 Access. AMEDISYS shall require one or more of AMEDISYS personnel to complete the course of education offered by HQS for use of the Service. AMEDISYS shall at all times maintain at least two (2) individuals at each site who are proficient in the Service use, and AMEDISYS shall designate one or more such individuals as authorized to access and use the Service on AMEDISYS behalf, AMEDISYS shall assign a manager at each site to set the level of their privileges. AMEDISYS shall not permit persons without authorization to access or use the Service.

     3.1.3 Usage. AMEDISYS shall comply with and shall cause all of AMEDISYS employees, agents and other personnel to comply with the requirements and conditions imposed by this Agreement.

     3.1.4 Consents. AMEDISYS shall be solely responsible to make disclosures and to obtain consents from patients and payers as necessary to permit HQS to perform the Service and to access and use the data as contemplated in this Agreement. AMEDISYS shall at all times be solely responsible to ensure that (i) AMEDISYS and AMEDISYS personnel are duly authorized to submit the data they enter using the Service, (ii) AMEDISYS and AMEDISYS personnel are duly authorized to access the data requested or retrieved in connection with use of the Service, and (iii) HQS is authorized to receive, process and use the data that AMEDISYS enters using the Service as contemplated by the Agreement.

     3.2. DUTIES AND RESPONSIBILITIES OF HEALTHCARE QUALITY SOLUTIONS

     HQS will regularly upgrade their equipment, software, and staff to insure that AMEDISYS' work will be processed in a timely manner and meet the following performance goals:

     3.2.1 Upgrades. Regularly update the software and process to meet regulatory changes in the required time frame for said regulatory changes to have effect.

     3.2.2 Interim File Processing. Post assessments on the website for editing within 3.5 hours of receiving the assessment images from AMEDISYS. Export to AMEDISYS unedited assessment data every 2 hours between the hours of 8:00 AM and 6:00 PM EST or on an alternate schedule as mutually agreed in writing.

     3.2.3 Daily Export. Export nightly to AMEDISYS edited assessment data that was marked as "Reviewed" in PPS Editor the previous day.

     3.2.4 Simultaneous Editing. Allow all AMEDISYS agencies utilizing the HQS services to edit their assessments simultaneously, except that by the design of the application, a particular assessment cannot be edited simultaneously by two users in PPS Editor. All AMEDISYS agencies will be allowed to execute reporting program in the "PPS Advantage Suite" simultaneously.

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     3.2.5 Resources. HQS agrees to deploy appropriate system resources as required to maintain commercially acceptable response times that enable users to perform their duties in a functional environment. HQS will notify AMEDISYS of any corrective actions AMEDISYS may take if the slow response times are not a result of HQS system resources.













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     3.2.6 Changes. Prevent AMEDISYS employees from changing the Outcomes
Assessment Information Set ("OASIS") data on an edited assessment after it has been submitted to the state.

     3.2.7 Cooperation. Cooperate with AMEDISYS MIS personnel to make the process of transferring assessment data files between HQS and AMEDISYS an automated, unattended process.

     3.2.8 Timely Support. Maintain a support staff that, during HQS published hours of support, will provide responses to AMEDISYS support calls within 2 hours of receiving the call if the user identifies the issue as business critical as defined in the HQS Support Policy.

     3.2.9 Documentary Support. Provide AMEDISYS written documentation and operating instructions on software updates and modifications as provided to all HQS customers.

     3.2.10 Advise of Outages. Advise AMEDISYS MIS department of any planned or unplanned system outages in a timely manner, not to exceed 1 hour after HQS gains knowledge of the event.

     3.2.11 Access Rolls. Provide AMEDISYS with online access to information that identifies AMEDISYS employees who are Authorized to use and/or access the HQS system.

     3.2.12 Financial Reporting. Provide AMEDISYS with quarterly financial information, including a balance sheet, and income statement, and a statement of cash flows.

4.  FEES


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     4.1. Base Charges. Except as set forth below with respect to additional compensation for additional services, AMEDISYS shall pay HQS for the Service provided under this Agreement and the Service Exhibits at the rates and under the terms set forth in Service Exhibit A. The rates set forth in Service Exhibit A may be changed by HQS from time-to-time as defined in the Exhibits or for any extension of the term of this Agreement (as provided in Section 5.1 below) upon delivery of notice of the changes to such rates at least thirty (30) days' before the changes become effective, The extension of the term of this Agreement (as provided in Section 5.1. below) following delivery of such notice of changes to the rates shall constitute AMEDISYS agreement to such changes.

     4.2. Additional Services Compensation In the event that AMEDISYS orders and receives additional services in connection with education or the Help Desk as defined in the HQS Customer Support Policy AMEDISYS shall pay HQS for such services at the rates specified in Service Exhibit A.

     4.3. Other Costs. The rates set forth in the HQS Data Services Pricing Schedule do not include, and AMEDISYS shall be responsible and pay for, (a) the Equipment necessary for AMEDISYS to access and use the Service; (b) communication charges, access fees, levies, tariffs and other costs, expenses or charges associated with accessing the Service; and (c) installation and testing of any (i) communication lines, links or interfaces; or (ii) equipment or other services used by AMEDISYS in connection with the Service.

     4.4. AMEDISYS shall pay each bill no later than thirty (30) business days after receipt of HQS invoice. HQS shall have the option in HQS sole discretion to impose a late charge of 1-1/4% per month on all amounts overdue, except that imposition of such charge shall not forgive or waive any breach or the obligation of AMEDISYS to pay amounts billed within the time originally required.

     4.5. Taxes, In addition to the compensation and other costs set forth above, AMEDISYS shall be responsible to pay all government taxes or charges assessed by reason of or based upon the provision to AMEDISYS by HQS of services or goods under this Agreement and the costs of seeking any refund or abatement, including, without limitation any excise taxes or sales taxes and excluding ordinary personal property taxes assessed against or payable by HQS, taxes on HQS net income, and HQS corporate franchise taxes, HQS shall cooperate with AMEDISYS in pursuing any refund or abatement claims.

5. TERM AND TERMINATION

     5.1. Term. The parties agree that as of the Effective Date AMEDISYS has committed to conduct a Pilot Test of the Service as described on the Sales Order attached hereto, During the Pilot Test period or on the completion of the Pilot Test AMEDISYS shall have the option of terminating the Service. Unless AMEDISYS notifies HQS of its intent to terminate the Service on the completion of the Pilot Test or unless terminated as provided in Sections 5.3 or 5.4 below, the term of this Agreement shall be a period of one (1) year, commencing on the Effective Date. The term shall be automatically extended for successive periods of one (1) year each, unless either party delivers written notice to the other party of its election not to extend the term of this Agreement ("Notice of Termination") at least ninety (90) days before expiration of the then current term.

     5.2. Termination Other Than At End of the Term. Either party may terminate this Agreement at any time by giving written Notice of Termination to the other party:

          (a) In the event that the other party defaults in performance of any material provision of this Agreement, and such default continues and is not cured to the notifying party's satisfaction for a period of thirty (30) days after written notice to the defaulting party stating the specific default, except that said period of thirty (30) days shall be reduced to twenty (20) days in the event of any failure to pay HQS sums due under this Agreement;

          (b) In the event that any representation or warranty made by the other in this Agreement is false, incorrect, or misleading in any material respect;

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          (c)  In the event that the other party commits any material act of dishonesty, gross carelessness or gross misconduct in performance of this Agreement, even if the same would not otherwise constitute a breach of this Agreement; or

          (d) In the event that voluntary or involuntary proceedings are commenced, for the winding up or dissolution of the other party, for the appointment of a receiver for the assets of the other party, for the assignment by the other party of its assets for the benefit of creditors, or for any action or relief taken or suffered by the other party as bankrupt or insolvent under any bankruptcy or insolvency laws.

     5.3. Termination by Agreement. We may mutually agree in writing to terminate this Agreement at any time.

     5.4. Effect of Termination. Upon termination for any reason (other than as provided in 5.3):

          (a) AMEDISYS shall continue to be obligated to pay and shall pay to HQS all compensation otherwise payable in accordance with the terms of Section 4 for all services rendered by HQS prior to termination of the Agreement;

          (b) Each party shall return to the other the proprietary and confidential information of the other as required in Section 7 below;

          (c)  HQS shall prohibit access to the service; and

          (d) The duties and obligations of the parties set forth in Sections 7, 9, 10.4, 10.6, 10.12, 10.13,10.14, and 10.17 shall remain fully binding and in full force and effect.

6. SECURITY MEASURES AND PROCEDURES

     6.1. Security Measures and Procedures Guide The parties shall follow the guidelines defined in Appendix 6.1, the HQS Security Measures and Procedures Guide, to keep communication of information between them secure.

     6.2. Breach of Security. In the event of a breach of security or the threat of such a breach HQS retains the right to deny AMEDISYS or any Username access to the Service at any time without prior notice and the right to direct any Username to terminate access to the Service for any reason or no reason without prior notice, provided that HQS or the Service subsequently shall notify AMEDISYS within one (1) hour of this event by (i) telephone followed up by a communication in writing, or (ii) email or delivery of other written notice.

The Authorized User shall not introduce or permit to be introduced into the Service any virus, worm, Trojan horse or other software routine, program or mechanism to permit unauthorized access into, to disable, to erase in whole or in part or in otherwise to adversely effect the Service, the HQS Software, the Equipment or any equipment maintained or used by HQS.

     6.3. Internet Communication. The parties agree that the Security Measures and Procedures described above are reasonable under the circumstances and that each party shall cooperate reasonably in the other's attempts to monitor and strengthen these protections. Both parties acknowledge that in light of the nature of Internet communication, unauthorized access to and loss or damage to hardware, software and data may occur despite the Security Measures and Procedures, Each party agrees that such access, loss or damage shall not be the responsibility of the other party and shall not create liability of the other party, if the other party has fully complied with and performed its responsibilities as set forth in the Security Measures and Procedures as defined in Appendix 6.1.

     6.4. Service Internet Server. HQS and the Service shall not be responsible for any interception, access, loss, impairment, delay, corruption, or damage of any outbound code or data after the data leaves the back end of the Service Internet server or of any inbound code or data before the data enters the back end of the Service Internet server unless due to HQS' negligence or a breach of any provision of this contract or any addendum or amendment thereof.

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7. CONFIDENTIAL INFORMATION

     7.1. Confidential and Proprietary Information of AMEDISYS. HQS and the Service recognize that, due to the nature of this Agreement, HQS and the Service shall receive or have access to information from AMEDISYS that may be of a confidential or proprietary nature including, without limitation, financial records, patient medical and demographic data, and other information used by AMEDISYS for the operation of AMEDISYS business. HQS and the Service acknowledge and agree that AMEDISYS is entitled to prevent others from obtaining and utilizing AMEDISYS confidential and proprietary information. Therefore, except as otherwise expressly provided for herein, and except as directed by AMEDISYS, HQS agree to hold AMEDISYS confidential and proprietary information in confidence and not to disclose it or allow it to be disclosed, directly or indirectly, to any person or entity, except as may be reasonably necessary for purposes of this Agreement and then only if the recipient has agreed in writing to maintain the confidentiality of the information.

     7.2. Compiled Information. AMEDISYS agrees that certain information submitted to HQS will be aggregated into the HQS national database of outcomes to be used exclusively for benchmarking purposes. Notwithstanding the obligations in Section 7.1, AMEDISYS agrees that the Service may, by removing, encoding, encrypting or otherwise concealing AMEDISYS personal identifiers, AMEDISYS personnel and AMEDISYS patients, de-identify AMEDISYS confidential and proprietary information, including without limitation, AMEDISYS business and financial records, patient medical and demographic data, utilization data, quality assurance data, outcomes data and other data reflecting the experience, condition and activities of AMEDISYS and AMEDISYS patients. AMEDISYS further agrees that the Service may incorporate AMEDISYS confidential and proprietary information in deidentified form into aggregations or compilations of technical, medical and business information, including but not limited to, statistical databases, data on payer billing rules, outcomes data, protocols and guidelines, financial analyses and generalized medical information (the "Compiled Information"). All de-identified information, once incorporated by the Service into Compiled Information shall become the property of HQS and shall no longer be subject to the restrictions of 7.1; and HQS may make changes to, develop, retain, use, transmit, disclose and dispose of it for any lawful purpose; provided that in each case of disclosure the Compiled Information shall not identify AMEDISYS, any personnel or any patient of AMEDISYS by name or other individual identifier, and the Service shall not disclose any key or other device to enable coded, encrypted or concealed identifying information to be disclosed or re-identified unless required by law, In the event that AMEDISYS' information exceeds 33 1/3 percent of the total information reported, this section become null and void until such time as the percentage drops to below 33 1/3 percent.

AMEDISYS shall not distribute or sublicense any Compiled Information.

     7.3. Confidential and Proprietary Information of HQS. AMEDISYS recognizes that due to the nature of this Agreement, AMEDISYS shall receive or have access to information from HQS that is of a confidential and proprietary nature including, without limitation, price lists, procedure manuals, process diagrams, software, computer programs, formats and technology for organizing and presenting data, communication formats and other technology, and Compiled Information used by the Service for the operation of its business. AMEDISYS acknowledges and agrees that HQS and the Service are entitled to prevent HQS respective competitors and others from obtaining and utilizing the confidential and proprietary information. Therefore, except as directed by HQS and the Service, AMEDISYS agrees to hold all confidential and proprietary information in strictest confidence and not to disclose it or allow it to be disclosed, directly or indirectly, to any person or entity, except as may be reasonably necessary for purposes of this Agreement and then only if the recipient has agreed in writing to maintain the confidentiality of the information.

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     7.4. Additional Provisions. In the event that a party becomes legally compelled to disclose any information otherwise subject to confidentiality or use limitations of this Agreement, such party shall provide the other party with prompt notice so that such other parties may seek a protective order or other remedy. The party under a legal obligation to make a disclosure shall disclose only that information that has been approved for disclosure by that party's legal counsel, The disclosing party shall cooperate with the nondisclosing party to obtain a protective order or other assurance that any recipient shall treat such proprietary information confidentially. The obligations in Sections 7.1 and
7.3 above shall not apply to information which (i) is or becomes generally available to and known by the public (other than as a result of an unpermitted disclosure directly or indirectly by the receiving party or its affiliates, advisors or representatives); (ii) is or becomes available to the receiving party on a non-confidential basis from a source other than the furnishing party or its affiliates, advisors or representatives, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to the furnishing party or any affiliate of which the receiving party has knowledge at the time of such disclosure; or (iii) has already been or is hereafter acquired or developed by the receiving party independently and without violating any confidentiality agreement or other obligation of secrecy. In keeping information confidential pursuant to this Agreement, each party shall be obligated to act in a manner no less protective than the care such party uses to protect its own similar confidential and proprietary information, except that in no event shall such care be less then reasonable. The provisions in this Section 7 shall survive the termination of this Agreement and shall remain in full force and effect.


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     7.5. HIPAA COMPLIANCE. HQS acknowledges that the nature and practice of
AMEDISYS' business involves the use and maintenance of private and confidential medical records and other individually-identifiable health information, the storage, use, maintenance, and accessibility to which is and shall be governed by the privacy provisions of the Health Insurance Portability and Accountability Act (hereinafter referred to as "HIPAA"). Neither HQS, it employees, agents, contractors, or assigns shall document, copy, disseminate, distribute, or otherwise disclose confidential medical records and/or other individually-identifiable health care information that each may have contact with, regardless of the nature, source, or medium of said confidential information, In the event that HQS and/or its employees, agents, contractors, or assigns are privy to any such confidential information, HQS covenants, warrants, and agrees that said party shall at all times maintain the confidentiality of any and all medical records and/or other individually-identifiable health care information to which said party may have access, and HQS shall ensure that any and all persons having any such access at HQS' request or acquiescence, by its authority, or on its behalf shall strictly abide by the terms of this section, HQS further agrees to immediately notify AMEDISYS of any violation of this section or other compromise of private and confidential medical records and/or other individually-identifiable health information belonging to AMEDISYS or which HQS becomes aware. HQS also agrees to execute any additional confidentiality agreement(s) subsequently requested by AMEDISYS as required by the federal government under the privacy provisions of HIPAA.

8. WARRANTIES; LIMITATIONS

     8.1. AMEDISYS acknowledges and agrees that the Service and the services provided thereunder involve complex computer hardware, software and Internet and other communications networks that are not necessarily free from defects or able to operate without interruption and that HQS does not warrant the same. HQS warrants to AMEDISYS on a continuing basis that the Service shall be available to AMEDISYS for a minimum of 99% of the scheduled uptime (as defined in HQS Customer Support Policy), but only in the absence of fault, negligence or breach of agreement by AMEDISYS or any other third party that causes or contributes to unavailability or impairment of the Service. THE SOLE AND EXCLUSIVE REMEDY FOR BREACH OF THIS WARRANTY SHALL BE AS SET FORTH lN SECTION 8.2 BELOW. NOTWITHSTANDING THE FOREGOING, HQS DOES NOT WARRANT AND SHALL NOT BE RESPONSIBLE FOR UNAVAILABILITY OF THE SERVICE WHEN SUCH UNAVAILABILITY IS CAUSED BY (I) ACTS OR OMISSIONS OF ANY THIRD PARTIES, (II) FAILURE OF THIRD PARTY SYSTEMS OR EQUIPMENT OR (III) OTHER EVENTS BEYOND HQS COMMERCIALLY REASONABLE CONTROL. HQS DOES NOT WARRANT THAT THE SERVICE OR HQS SOFTWARE ARE FREE FROM ERRORS OR DEFECTS AND HEREBY DISCLAIM ANY AND ALL LIABILITIES ARISING THEREFROM.

     8.2. As its sole and exclusive remedy for breach of warranty under Section
8.1 above and as its sole and exclusive remedy for failure of the Service in whole or in part to be substantially available to AMEDISYS, AMEDISYS agrees that if the breach of warranty or failure is caused solely by events within HQS' commercially reasonable control, HQS shall credit AMEDISYS at the rate of 10% of AMEDISYS base charge amount for the affected month for every 1 % of Scheduled Uptime by which the availability of the substantial functionality of the Service in that month falls below 99% of Scheduled Uptime.

     8.3. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, HQS MAKES NO WARRANTIES, CONDITIONS, GUARANTIES OR REPRESENTATIONS AS TO THE MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHER WARRANTIES, CONDITIONS OR REPRESENTATIONS, WHETHER EXPRESS OR IMPLIED, IN LAW OR IN FACT, ORAL OR IN WRITING, RELATING TO THE SERVICE OR HQS SOFTWARE. THE SERVICE IS MERELY A REPOSITORY OF INFORMATION PROVIDED BY OTHERS AND HQS MAKES NO REPRESENTATION OR WARRANTY AS TO THE TRUTH, ACCURACY, TIMELINESS OR COMPLETENESS OF ANY INFORMATION CONTAINED IN THE SERVICE AMEDISYS HEREBY ACKNOWLEDGE THAT AMEDISYS HAVES NOT RELIED UPON ANY WARRANTY, CONDITION, GUARANTY OR REPRESENTATION MADE BY US.

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     8.4. HQS SHALL NOT HAVE ANY LIABILITY TO AMEDISYS OR ANY USERNAME FOR: (i)
ANY DAMAGES CAUSED BY OR ARISING OUT OF THE USE OF OR INABILITY TO USE THE SERVICE; OR (ii) ANY DAMAGES CAUSED BY OR ARISING OUT OF THE LOSS OR INACCURACY OF DATA OR PROGRAMS; OR (iii) NEGLIGENCE OR OTHERWISE WITH RESPECT TO ANY PERFORMANCE BY US PURSUANT TO THIS AGREEMENT. HQS SHALL NOT BE LIABLE IN ANY CIRCUMSTANCE TO AMEDISYS OR ANY USERNAME FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION, LOST PROFITS) EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     8.5. IN NO EVENT SHALL HQS' AGGREGATE LIABILITY TO AMEDISYS OR ANY USERNAME (INCLUDING LIABILITY FOR ANY BREACH OF WARRANTY, NEGLIGENCE, STRICT Liability IN TORT, OR OTHERWISE, REGARDLESS OF FORM OF ACTION) EXCEED THE TOTAL CHARGES ACTUALLY PAID BY AMEDISYS TO HQS FOR THE SPECIFIC USE OF THE SERVICE BY AMEDISYS IN THE PRECEDING TWELVE (12) MONTHS.

9. INDEMNITY

HQS will, at its own expense, indemnify and defend AMEDISYS in any action brought against AMEDISYS to the extent that such action is based on a claim that any aspect of the Service, or confidential and proprietary information of HQS defined in 7.3, used within the scope of this Agreement, infringes any patents, copyrights, licenses or trade secrets of any third party, provided that HQS is immediately notified in writing of any such claim and provided further that HQS shall have the exclusive right to control such defense. In no event shall AMEDISYS settle any such claim, lawsuit or proceeding without HQS' prior written approval. HQS shall pay all costs, damages and attorneys' fees awarded against AMEDISYS in any such action attributable to an indemnified claim.

HQS assumes no liability to AMEDISYS or to third parties with respect to the Service and the use of the Service in conjunction with the duties of AMEDISYS to obtain consents from patients and payers as necessary to permit HQS to perform the Service and to access and use the data as contemplated by this Agreement. AMEDISYS shall indemnify HQS against any losses incurred due to claims of third-party patients and/or payers against HQS involving the use of such data by HQS, and AMEDISYS shall pay all costs, damages and attorneys' fees awarded against HQS in any such action attributable to an indemnified claim.

HQS represents that it is the owner of the existing Service and supporting software and that it has the right to modify the same, to develop the Service, and to grant to AMEDISYS the use of the Service. AMEDISYS acknowledges the validity of HQS' exclusive right, title, interest and ownership in and to the Service and supporting software and any registrations that have issued or may issue thereon, including the sole right to create derivative works thereof, and will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair part of such right, title, interest or ownership. AMEDISYS also acknowledges the value of HQS' goodwill in the Service and supporting software, and acknowledges that the goodwill generated by AMEDISYS through use of the Service and supporting software inures to the sole benefit of HQS. AMEDISYS acknowledges that AMEDISYS will never acquire ownership rights in the Service and supporting software itself.

10. MISCELLANEOUS

     10.1. Force Majeure. No failure, delay or default in performance of any obligation under this Agreement shall constitute an event of default or a breach of representation or warranty under this Agreement to the extent it is caused by a strike; fire; shortage of materials; legal act of a public authority; unavoidable casualty; civil disorder; riot; insurrection; vandalism; war; inclement weather; failure or error of any Internet access provider; failure or impairment of any lines of transmission belonging to any third party; failure or impairment of any third-party server, router, other equipment or software through which Internet transmissions occur; or, other extraordinary cause if

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such cause or condition is beyond the reasonable control and without the negligence of the party otherwise chargeable, for so long as such cause or condition continues and for a reasonable period of time thereafter, If a party intends to rely on the foregoing force majeure protection, it shall timely notify the other in order to permit the other in its sole discretion to suspend or curtail its own performance under the Agreement for such time as the failure, delay or default continues.

     10.2. HQS Not Engaged in Delivery of Medical Care. The parties acknowledge and agree that HQS' services shall in no way grant HQS any control or discretion over the medical methods, procedures or practices utilized by AMEDISYS or AMEDISYS clinicians or authorize HQS to interfere with the medical judgment of such clinicians. Nothing in this Agreement shall be construed to constitute HQS as engaging in the practice of medicine, delivery of medical care or as being responsible for any professional liability or other obligation of AMEDISYS or AMEDISYS clinicians. The parties agree that the exchange of medical information and patient data contemplated in this Agreement does not constitute the provision of medical care or give rise to any obligation to provide medical care.

     10.3. Legislative, Regulatory or Administrative Change. In the event there shall be a development, change in or adoption of: (i) federal or state law, (ii) Medicare, Medicaid standards or regulations relating to the Healthcare Insurance Portability and Accountability Act ("HIPAA"), or other HIPAA standards, rules or procedures, (iii) state standards, rules or procedures, (iv) case law, (v) regulations or general instructions, (vi) the interpretation of any of the foregoing, or (vii) any third party reimbursement system, any of which appear to either party to be reasonably likely to materially and adversely affect the manner in which either party may perform or be compensated for its services under this Agreement or which shall make any portion of this Agreement unlawful, the parties shall immediately enter into good faith negotiations regarding the need for and terms of a new service arrangement and basis for compensation for the services furnished pursuant to this Agreement. Any such new service arrangement must comply with the relevant development, change, or adoption and must approximate as closely as possible the economic position of the parties in performance of this Agreement prior to the change.

     10.4. Access to Records. Both during the term of this Agreement and after termination of this Agreement, the parties shall safeguard all records maintained by them pursuant to this Agreement for at least such periods as may be required by law. To the extent required by federal law, each party shall, upon proper request, allow the United States Department of Health and Human Services, the Comptroller General of the United States and their duly authorized representatives (collectively, the ~ access to this Agreement and to all books, documents, files and records necessary to verify the nature and extent of the costs of services provided by either party under this Agreement, at any time during the term of the Agreement and for an additional period of seven (7) years following the last date services are furnished hereunder. If either party carries out any of its duties under this Agreement through an agreement between it and any person or entity, that party shall require that a clause be included in such agreement to the effect that until the expiration of seven (7) years after the furnishing of services, the person or entity shall make available upon request by the Federal Authorities all agreements, books, documents and records that are necessary to verify the nature and extent of the costs of services provided under that agreement.

     10.5. Assignment. Except as may be herein specifically provided to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns; provided, however, that neither party may assign this Agreement without the prior written consent of the other, which consent may not be unreasonably withheld, AMEDISYS acknowledges and agrees that HQS may subcontract to third parties performance of some or all of its duties and responsibilities under this Agreement after submitting, in writing, the name of such third parties, including information sufficient to judge the quality and character of such third party's business activities.

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     10.6. Governing Law. This Agreement shall be governed by the laws of the
State of Louisiana applicable to agreements to be performed wholly within that state, Unless agreed otherwise in writing by the parties hereto, the federal and the state courts in Louisiana, Louisiana shall be the exclusive venue for any litigation or other court proceeding between the parties that may arise out of, or be brought in connection with, or by reason of, this Agreement, Each party hereto hereby expressly agrees to submit to the personal jurisdiction and venue of such courts.

     10.7. Recompensate. In the event of any litigation or controversy between the parties hereto arising out of or in connection with this Agreement, the prevailing party in such litigation or controversy shall be entitled to recover from the other party all reasonable attorneys' fees, expense and suit costs, including those associated with any appellate proceedings and post-judgment collection proceedings.

     10.8. Waiver. No failure by any party to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement or to exercise any right or remedy hereunder shall constitute a waiver. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, condition, agreement and term of this Agreement shall continue in full force and effect with respect to any other existing or subsequent breach.

     10.9. Amendment. No amendment of this Agreement shall be effective unless in writing and executed by a duly authorized representative of each party.

     10.10. Entire Agreement. This Agreement, together with any attachments hereto, constitutes the entire agreement between the parties relating to the subject matter hereof, and supersedes all prior agreements or understandings, whether explicit or implicit, which have been entered into before the execution hereof.

     10.11. Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telexed or sent by facsimile, receipted on-line email or other electronic medium, or by United States mail or national overnight courier, postage prepaid, and shall be deemed given when so delivered personally, when received by facsimile, e-mail or other electronic medium, when delivered by overnight courier, the next day, or if mailed, three (3) days after the date of mailing, as follows:

      If to HQS:                                If to the Authorized User:
         Healthcare Quality Solutions, Inc.     Amedisys, Inc.
         200 South Hoover Boulevard             11100 Mead Road
         Building 205                           Suite 300,
         Tampa FL 33609                         Baton Rouge, LA 70816
         Attn: Chief Financial Officer          Attn:  Chief Information Officer
         Fax: 813-282-8907                      Fax: __________________

     Any party may change its address for notice purposes by written notice to the other party, certified mail return receipt requested and such change shall be effective upon receipt.

     10.12. Invalidity. If any portion of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect or impair the validity and enforceability of the remainder of this Agreement. In such event, all parties agree that the court making such determination shall have the power to alter or amend such provision so that it shall be enforceable consistent with the intention of the parties. The parties believe that this Agreement comports with all relevant laws and regulations. In the event that all or any portion of this Agreement shall be found to be contrary to any law or regulation, and as a result is nullified or terminated by force of law, neither party shall be liable to the other by reason of such nullification or termination and HQS shall be entitled to receive payment for the fair value of the services HQS has provided.

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     10.13. Independent Contractors. Nothing in this Agreement shall affect the separate identity of either of the parties. In performing its obligations and accepting HQS' services under this Agreement, it is mutually understood and agreed that at all times AMEDISYS and any clinicians who are practicing in association with AMEDISYS shall be acting and performing as independent parties, and are not as HQS employees or agents. Nothing contained in this Agreement shall be construed to create a joint venture, partnership, or like relationship between the parties, it being specifically agreed that their relationship is and shall remain that of independent parties to a contractual relationship as set forth in this Agreement. In no event shall either party be liable for the debts or obligations of the other party unless incurred due to the negligence of the other party.

     10.14. Third Parties. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of any of the parties or by any patient or other third party.

     10.15. Counterparts. This Agreement may be executed in any number of counterparts, with the same effect as if the signatures thereto and hereto were upon the same instrument, but all of such counterparts taken together shall be deemed to constitute one and the same instrument.

     10.16. Headings and Titles. The headings appearing herein are for convenience and reference only and shall not be deemed to govern, limit, modify, or in any manner affect the scope, meaning, or intent of the provisions of this Agreement.

     10.17. No Joint Obligations. The obligations and liabilities of each party under the terms of this Agreement shall be several, each party being responsible only for its respective obligations hereunder.


IN WITNESS OF, the parties hereto have executed this Agreement to be effective as of the date first written above.


HEALTHCARE QUALITY SOLUTIONS, INC.  AMEDISYS, INC.
By: /s/ B.M. Milvain                By: /s/ Larry Graham
    -----------------                   ------------------------------------

Name:  Brian Milvain                Name:  Larry Graham

Title:  President                   Title:  COO

Date:  2/25/03                      Date: 2/26/03




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